1993 RESTRICTED STOCK AWARD PLAN
                               FOR
        ALEXANDER ENERGY CORPORATION AND ITS SUBSIDIARIES


                            ARTICLE I

                             Purpose

          The purpose of the 1993 Restricted Stock Award Plan for Alexander Energy Corporation and Its Subsidiaries ("Plan") shall be to attract, retain and motivate key management employees and key professional employees of Alexander Energy Corporation ("Company") and its subsidiaries by providing additional compensation to such employees ("Participants") for future services by way of issuing to such Participants common stock of the Company subject to certain restrictions as provided in this Plan ("Restricted Stock"). Under the Plan, subsidiaries are corporations of which 80% or more of the outstanding voting stock is owned by the Company, and which are herein referred to as "Subsidiary" or "Subsidiaries."

                            ARTICLE II

                    Administration of the Plan

          The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors ("Board") of the Company and consisting of not less than two members of the Board. The members of the Committee shall serve at the pleasure of the Board, and such members shall be ineligible to participate under the Plan during their service as members of the Committee. Committee membership shall be limited to only those members of the Board who have not, during the year preceding their appointment, been granted or awarded any "equity securities" (as such term is defined in Rule 16a-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) pursuant to the Plan or any other plan of the Company or any of its affiliates except for participation in plans permitted by Rule 16a-3(c)(2)(i) promulgated under the Exchange Act (or any successor rule). The Committee shall have the power where consistent with the general purpose and intent of the Plan (a) to establish policies and to adopt rules and regulations for carrying out the purposes and provisions of the Plan; (b) to interpret and construe the Plan and determine all questions arising under the Plan and any agreement made pursuant to the Plan, and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive; (c) to determine the number of shares of Restricted Stock to be issued to each Participant; (d) to determine the time or times when Restricted Stock will be issued to each Participant; (e) to determine the conditions and restrictions under which Restricted Stock may be issued to each Participant; and (f) to prescribe the form of the instruments relating to the issuance and other terms of any Restricted Stock. A majority of the Committee shall constitute a quorum, and an act of the majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.

                           ARTICLE III

                    Participation in the Plan

          The Committee shall determine from time to time those Participants of the Company or a Subsidiary who are to be issued
Restricted Stock.

                            ARTICLE IV

                    Shares Subject to the Plan

          Shares of common stock subject to issuance under this Plan shall not exceed in the aggregate Five Hundred Thousand (500,000) shares of the common stock of the Company. Either authorized and unissued shares or treasury shares may be delivered pursuant to the Plan. If any Restricted Stock issued to a Participant is forfeited as provided in this Plan, the Committee may issue such Restricted Stock to other Participants.

                            ARTICLE V

               Terms of Awards of Restricted Stock

          Each award of Restricted Stock ("Award") shall be in writing and shall contain such terms, restrictions and conditions as the Committee may determine, which terms, restrictions and conditions may or may not be the same in each case, subject to the following.

          The Committee shall determine the number of shares of Restricted Stock represented by an Award and the number of shares of Restricted Stock which shall vest, if any, on each anniversary date ("Anniversary Date") applicable to such Award.

          The Committee shall cause the Company to deliver a certificate or certificates to the escrow agent (appointed pursuant to Article VIII) registered in the name of the Participant representing the total number of shares of Restricted Stock represented by his Award and a copy of the written instrument relating to such Award. Any such certificate(s) shall be legended to indicate that the shares of Restricted Stock represented thereby are subject to the terms and conditions of the Award and the Plan. All shares of Restricted Stock held by the escrow agent shall constitute issued and outstanding shares of common stock of the Company for all corporate purposes, and the Participant shall receive all cash dividends thereon and have the right to vote such shares provided that the right to receive such dividends and to vote such shares shall forthwith terminate with respect to unvested shares of Restricted Stock of any Participant whose Award has been forfeited as provided in this Plan. While such shares are held in escrow and until such shares have vested, the Participant for whose benefit such shares are held, shall not have the right to encumber or otherwise charge, sell, assign, transfer, pledge or otherwise dispose of such unvested shares of Restricted Stock or any interest therein, and such unvested shares of Restricted Stock shall not be subject to attachment or any other legal or equitable process brought by or on behalf of any creditor of such Participant; and, any such attempt to attach or seize such shares in violation of this Plan shall be null and void. As such shares shall vest from time to time in the Participant in accordance with his Award, the escrow agent shall deliver to such Participant or his respective beneficiary certificates representing such vested shares. As a condition precedent to delivering a certificate representing shares of Restricted Stock covered by an Award to the escrow agent, the Committee may require the Participant to deliver to the escrow agent a duly executed irrevocable stock power or powers (in blank) covering such shares represented by such certificate.

          Certificates representing unvested shares of Restricted Stock held by the escrow agent for the benefit of any Participant whose Award (to the extent then unvested) have been forfeited shall be returned (together with the related stock power) by the escrow agent to the Company.

          Upon termination of employment of the Participant with the Company or any of its affiliates, any Award previously made to such Participant shall automatically be forfeited as of the date of such termination to the extent of any then unvested shares of Restricted Stock subject to such Award; provided, in the case of the termination of the employment of the Participant with the Company or any of its affiliates due to death, disability or retirement (at normal or early retirement age) under any retirement plan maintained by the Company or any of its affiliates, or for any other reason specifically approved by the Committee (at any time), and not due to termination for cause, the employment of such Participant with the Company or any of its affiliates shall be deemed to have terminated on the first Anniversary Date following the date such disability or retirement or such other approved termination occurred, and, accordingly, any shares of Restricted Stock held for the benefit of such Participant by the escrow agent shall vest as permitted pursuant to the terms of the Award as of such Anniversary Date.

          No provision in this Plan or in any Award hereunder shall confer on any Participant any right to continue his employment or interfere in any way with the right of his employer to terminate his employment at any time.

          Participants may be granted more than one award. The granting of an Award shall not affect any outstanding award previously made to the Participant under the Plan.

          The Company may require from the Participant, and such Participant shall pay to the Company, any required state and federal withholding taxes which (i) are due on any dividends paid on the Restricted Stock which is treated as compensation for federal income tax purposes or (ii) arise on the date the Participant is entitled to delivery of such Restricted Stock after becoming vested therein.

          The Company shall have no liability to issue any Restricted Stock hereunder unless such Restricted Stock and issuance thereof comply with any applicable federal or state securities laws or any other applicable laws.

                            ARTICLE VI

                        Change of Control

          In the event that a Change of Control (as defined herein) has occurred with respect to the Company, any and all ISO Options and Stock Options become automatically fully vested and immediately exercisable with such acceleration to occur without the requirement of any further act by either the Company or the Participant. For the purposes of this section, the term "Change of Control" shall mean:

          (a) The acquisition in a transaction or a series of transactions by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company with the approval of a majority of the Incumbent Board (as defined below)) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities; provided, however, that any acquisition of beneficial ownership of common stock or voting securities of the Company which would otherwise come within this section shall not be deemed to be a change of control if a majority of the Incumbent Board determines (either before or within twenty
(20) business days after such acquisition) that such acquisition has not caused a "change of control" to occur; provided further, if acquisition of securities as described in this section is 40% or more, such acquisition shall be deemed to be a "change of control" and the Board shall have no right to make a determination that a "change of control" has not occurred.

          (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the stockholders of the Company do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.


                           ARTICLE VII

                  Adjustment on Recapitalization

          In case of a stock split, stock dividend or other change in the common stock of the Company, the Committee shall make such adjustment, if any, as it deems appropriate in the number or kind of shares of common stock of the Company which remain available under the Plan for further Awards. Unvested shares of Restricted Stock held by the escrow agent for the benefit of a Participant shall participate in any of such events to the same extent as any other issued and outstanding shares of common stock of the Company, but appropriate adjustments, if required, shall be made by the Committee, so that after giving effect to the occurrence of any of such events, the escrow agent shall continue to hold such unvested shares and/or any other securities delivered in respect thereof for the benefit of such Participant to the extent practicable upon the same terms and conditions of this Plan and of his Award.

                           ARTICLE VIII

                           Escrow Agent

          An escrow agent shall be appointed by the Committee for such period and upon such terms and conditions as the Committee deems appropriate. The Committee shall have the power to remove any person from the position of escrow agent and to appoint substitute or successor escrow agents. The fees and expenses of the escrow agent shall be paid by the Company. The escrow agent shall not incur liability for any action taken pursuant to the Plan or any Award made thereunder so long as the escrow agent acts in good faith in accordance with the instructions of the Committee.

                            ARTICLE IX

              Amendment and Termination of the Plan

          The Plan shall terminate on May 18, 2003; provided, the Plan shall continue with respect to Awards previously made and which are in effect as of such date. Prior to any such termination, the Plan may be terminated, altered, changed, modified or amended by the Committee for any reason including but not limited to the necessity of modifying requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered by the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore made without the consent of the affected Participant.

                            ARTICLE X

                          Effective Date

          This Plan will be effective upon approval by the holder of a majority of the common stock of the Company present, or represented, and entitled to vote at a meeting called for such purpose, and shall continue until terminated as provided herein.